Exhibit 2.2

Execution Version

Warrant

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

TOPGOLF INTERNATIONAL, INC.

WARRANT TO PURCHASE SHARES OF SERIES E PREFERRED STOCK

304,621 Shares of Series E Preferred Stock

July 6, 2016

THIS CERTIFIES THAT, for value received, PEP TG Investments LP (including any successors or assignees, the “Purchaser”), is entitled to subscribe for and purchase at the Exercise Price (as defined below) from Topgolf International, Inc. (the “Company”), up to 304,621 Shares (as defined below), subject to adjustment as provided herein.

This Warrant (this “Warrant”) is issued pursuant to the terms of the Series E Preferred Stock Purchase Agreement, dated as of February 9, 2016, by and among the Company and the Purchaser (the “Purchase Agreement”). Unless otherwise indicated, capitalized terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

1.            Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Board” shall mean the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks located in New York City are authorized or required to be closed.

“Exercise Date” means the day on which this warrant is exercised, in whole or in part, pursuant to Section 3 or Section 4(c).

“Exercise Price” means $11.09 per Share.

“Exercise Shares” means the Shares issued or issuable upon exercise of this Warrant, subject to adjustment pursuant to the terms herein. The Series E Original Issue Price (as defined in the Restated Certificate) of all Exercise Shares shall be deemed to be $11.09, and the Series E Conversion Price (as defined in the Restated Certificate) of all Exercise Shares shall be calculated as if the Exercise Shares were issued on the date of this Warrant and adjusted from time to time (if applicable) as provided in the Restated Certificate.

“Fair Market Value” has the following respective meanings: (i) for Shares or other securities traded or quoted on a Trading Market, the Fair Market Value will be the average of the closing prices of such security on such Trading Market over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; (ii) for Shares or other securities not traded or quoted on a Trading Market, Fair Market Value shall be determined in the manner set forth in Section 4.2(a) of the Voting Agreement for determining Fair Market Value thereunder, provided that (a) except as otherwise provided herein, the FMV Negotiation Period (as defined the in the Voting Agreement) shall commence on the date of the Notice of Exercise hereunder and (b) the Purchaser shall be deemed to be the Representative (as defined in the Voting Agreement); or (iii) for any other property, the Fair Market Value shall be determined by the Board in good faith assuming a willing buyer and a willing seller in an arms-length transaction.

“Investors’ Rights Agreement” means that certain Second Amended and Restated Investors’ Rights Agreement, dated February 19, 2016, by and among the Company and each investor party thereto, as amended, restated, or amended and restated from time to time.

“Original Issue Date” means July 6, 2016.

“Restated Certificate” means that certain Second Amended and Restated Certificate of Incorporation of the Company, as amended, restated, or amended and restated from time to time.

“Shares” means the shares of Series E Preferred Stock of the Company, par value $.00001 per share, and any capital stock or other securities into which such Shares shall have been converted, exchanged or reclassified following the date hereof.

“Trading Day” shall mean (i) a day on which the Shares are traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Shares are not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Shares are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Shares are not quoted on any Trading Market, a day on which the Shares are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided that in the event that the Shares are not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, The NYSE Amex Equities, or The New York Stock Exchange, Inc.

“Voting Agreement” means that certain Third Amended and Restated Voting Agreement, dated February 19, 2016, by and among the Company, the Purchaser and the other investors party thereto, as amended, restated, or amended and restated from time to time.

2.            Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time after the date hereof and prior to 5:00 p.m. Eastern Standard Time, on the tenth (10th) anniversary of the date hereof or, if such day is not a Business Day, on the next succeeding Business Day (the “Exercise Period”), the Purchaser may exercise this Warrant for all or any part of the Exercise Shares purchasable hereunder (subject to adjustment as provided herein).

3.            Exercise of Warrant.

(a)          Method of Exercise. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period by delivery of the following to the Company at its address set forth in Section 13 hereof (or at such other address as it may designate by notice in writing to the Purchaser):

(i)           An executed Notice of Exercise in the form attached hereto (a “Notice of  Exercise”); and

(ii)          Payment of the Exercise Price either (at the option of the Purchaser) (A) in cash or wire transfer of immediately available funds or by cashier’s check drawn down on a United States bank made payable to the order of the Company, (B) by surrendering other Shares or securities of the Company having a Fair Market Value as of the Exercise Date equal to the Exercise Price; (C) pursuant to a cashless exercise as described in Section 3(b) or (D) any combination of the foregoing.

(b)          Cashless Exercise.

(i)            Notwithstanding any provisions herein to the contrary, at any time during the Exercise Period, in lieu of exercising this Warrant by payment of cash, the Purchaser may exercise this Warrant by a cashless exercise by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise, and the Company shall issue to the Purchaser a number of Exercise Shares calculated using the following formula:

X = (Y*(B-A))/B

Where:	X = the number of Exercise Shares to be issued to the Purchaser

Y = the number of Shares purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

A = the Exercise Price

B = the Fair Market Value of a Share

(ii)           For purposes of Rule 144 promulgated under the Act, it is intended, understood and acknowledged that the Exercise Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Purchaser, and the holding period for the Exercise Shares shall be deemed to have commenced, on the Original Issue Date.

(c)          Partial Exercise. If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver, within five (5) Business Days of the date of exercise, a new Warrant (with the same terms) evidencing the rights of the Purchaser, or such other person as shall be designated in the Notice of Exercise, to purchase the balance of the Exercise Shares purchasable hereunder. In no event shall this Warrant be exercised for a fractional Exercise Share, and the Company shall not distribute a Warrant exercisable for a fractional Exercise Share. Fractional shares shall be treated as provided in Section 9 hereof.

(d)          Payment of Expenses and Taxes. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, unless such tax or charge is imposed by law upon the Purchaser. The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the issue and delivery of Exercise Shares in a name other than that of the Purchaser of the Warrants to be exercised.

(e)          Delivery of Exercise Shares. Exercise Shares acquired hereunder shall be delivered to the Purchaser within five (5) Business Days after any date on which this Warrant shall have been validly exercised in full or in part. Such Exercise Shares shall be in certificated form and bear an appropriate restrictive legend. The Person in whose name any Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was validly exercised, irrespective of the date of issuance of the Shares, except that, if the date of such valid exercise is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4.           Covenants of the Company.

(a)          Covenants as to Exercise Shares. The Company covenants and agrees that it will at all times during the Exercise Period, have authorized and reserved a sufficient number of Shares to provide for the exercise of the rights represented by this Warrant. All Exercise Shares will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. If at any time during the Exercise Period the number of authorized but unissued Shares shall not be sufficient to permit exercise of this Warrant, the Company will take such actions as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Shares to such number of shares as shall be sufficient for such purposes.

(b)          No Impairment. Except and to the extent as waived or consented to by the Purchaser, the Company will not, by amendment of its Restated Certificate or Bylaws (as such may be amended from time to time), or through any means, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Purchaser against impairment.

(c)          Automatic Exercise. Notwithstanding anything herein to the contrary, to the extent this Warrant remains exercisable and is exercisable pursuant to Section 3(b), this Warrant shall be deemed to be fully exercised pursuant to Section 3(b), without the need for any action by the Purchaser or the Company, immediately prior to the end of the Exercise Period; provided, however, that notwithstanding any other provision hereof or in the Purchase Agreement, the Company may delay the delivery of Exercise Shares pursuant to such an automatic exercise until (i) the Purchaser delivers to the Company a certification substantially in the form of Section 4 of the Notice of Exercise, and (ii) the Fair Market Value of such Exercise Shares is determined, the determination of which shall be deemed to have commenced upon receipt of the certification described in the foregoing clause (i).

(d)          No Redemption. This Warrant is not redeemable by the Company, and neither the Company nor any successor thereto will seek to redeem this Warrant.

(e)          Recapitalization Treatment. Except as otherwise required by applicable law as a result of a change in law after the date hereof, the Company covenants and agrees to treat any exercise pursuant to Section 3(b)(including any deemed Section 3(b) exercise by virtue of an automatic exercise pursuant to Section 4(c)) as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and not to take any tax position inconsistent with such treatment.

5.           Representations of Purchaser. In connection with the issuance of this Warrant, the Purchaser represents, as of the date of issuance, to the Company by acceptance of this Warrant as follows:

(a)          Investor Status. Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Act.

(b)          Purchase Entirely for Own Account. Purchaser is acquiring this Warrant and Exercise Shares for its own account, own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to this Warrant and Exercise Shares.

(c)          Restricted Securities. The Purchaser understands that this Warrant and the Exercise Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Exercise Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Purchaser must hold the Exercise Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Exercise Shares, or the Common Stock into which they may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Exercise Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(d)          Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

(i)            “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)          Any legend set forth in, or required by, the other Transaction Agreements.

(iii)         Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

6.           Certain Adjustments.

(a)          Dividends of Securities; Subdivisions; Stock Splits. If the Company, at any time while this Warrant is outstanding, (i) makes or declares, or fixes a record date for, any dividend or any other distribution upon any Shares payable in Shares or other equity securities of the Company, or (ii) subdivides (by any stock split, recapitalization or otherwise) outstanding Shares into a greater number of shares, then in each such case the number of Exercise Shares issuable upon the exercise of this Warrant shall be proportionately increased in order to prevent any dilution of the rights of Purchaser contained in this Warrant. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding Shares into a smaller number of shares, the number of Exercise Shares issuable upon the exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 6 shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b)          Other Dividends. If the Company, at any time while this Warrant is outstanding, makes or declares, or fixes a record date for, any dividend or any other distribution payable in cash or other property (other than Shares or other equity securities of the Company) (each such dividend or distribution, a “Specified Warrant Period Dividend”), then, provision shall be made so that the Purchaser shall receive upon exercise of the Warrant, in addition to the number of Exercise Shares received thereupon (the “Applicable Exercise Shares”), the Specified Warrant Period Dividend which the Purchaser would have been entitled to receive had the Applicable Exercise Shares been issued immediately prior to the record date for each such Specified Warrant Period Dividend and, with respect to a Specified Warrant Period Dividend of any property other than cash, had the Purchaser thereafter, during the period from the date of such event to and including the Exercise Date, retained such property receivable by it as aforesaid during such period, taking into account any adjustments provided for during such period under this Warrant with respect to the rights of the Purchaser. Upon the making of any Specified Warrant Period Dividend, the Company shall set aside a sufficient amount of cash or other property to pay the Specified Warrant Period Dividend on the maximum number of Exercise Shares issuable pursuant to the Warrant (the “Set-Aside Amount”). With respect to any Specified Warrant Period Dividend paid in cash, the Company shall invest the Set-Aside Amount as directed by Purchaser (the “Set-Aside Investment”), and upon exercise of the Warrant, in addition to the Special Warrant Period Dividend, Purchaser shall be entitled to receive any earnings that accrue on the Set-Aside Investment, provided that in the event that the value of the Set-Aside Investment decreases below the Set-Aside Amount (the amount of such decrease, if any, the “Set-Aside Investment Loss”), the amount payable to Purchaser upon exercise of the Warrant shall be decreased by the amount of the Set-Aside Investment Loss.

(c)          Reorganizations. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares covered by Section 6(a)), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 6(a)), in each case which entitles the holders of Shares to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Shares, the Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Exercise Shares then exercisable hereunder, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Purchaser would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Purchaser had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Exercise Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Purchaser) shall be made with respect to the Purchaser’s rights under this Warrant to insure that the provisions of this Section 6 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Exercise Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 6(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Purchaser, the obligation to deliver to the Purchaser such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Purchaser shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 6(c) the Purchaser shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise or sale rights contained in this Warrant instead of giving effect to the provisions contained in this Section 6(c) with respect to this Warrant.

7.            Conditional Exercise upon IPO or Deemed Liquidation Event. Any Notice of Exercise delivered hereto may be conditioned upon the occurrence of an IPO or Deemed Liquidation Event (as used in this Warrant, the terms “IPO” and “Deemed Liquidation Event” have the meanings provided in the Restated Certificate).

8.           Sale of Warrant upon a Deemed Liquidation Event. In lieu of exercising this Warrant, the Purchaser shall be entitled to sell this Warrant to the acquiring person in a Deemed Liquidation Event at a price per Share equal to the consideration received per share of Series E Preferred Stock in such Deemed Liquidation Event, as determined in writing by the Purchaser and the Board in good faith, minus the Exercise Price.

9.            Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Purchaser otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of a Share.

10.          Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon and any transfer restrictions applicable to the Warrant under the Right of First Refusal and Co-Sale Agreement (which shall apply mutatis mutandis to this Warrant) this Warrant and all rights hereunder are transferable, in whole or in part, by the Purchaser without charge to the Purchaser, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed assignment in a form reasonably satisfactory to the Company, together with funds sufficient to pay any transfer taxes in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

11.          Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed upon the making of an affidavit, in form and substance reasonably acceptable to the Company, of that fact by the Purchaser (or any duly assigned successor) claiming such Warrant to be lost, stolen, mutilated or destroyed and, if required by the Company, delivery of an indemnity reasonably satisfactory to it (it being understood that an affidavit of loss of the holder shall be a sufficient indemnity and that the posting of a bond by such holder shall not be required). Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

12.          Modifications and Waiver. This Warrant and any provision hereof may be waived, modified or amended only by an instrument in writing signed by the Company and the Purchaser.

13.         Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given (a) when delivered by hand (with written confirmation of receipt);

(b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested);

(c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to the Company:	TopGolf International, Inc.
8750 N. Central Expressway, Suite 1200
Dallas, Texas 75231
	Attention:	William Davenport, Chief Financial Officer
	Email:	William.davenport@topgolf.com

with a copy to:	Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, Texas 75201
Attention: Robert B. Little
Email: rlittle@gibsondunn.com

If to Purchaser:	c/o Providence Equity Partners LLC
50 Kennedy Plaza, 18th Floor
Providence, Rhode Island 02903
Attention: Scott Marimow
Email: s.marimow@provequity.com

with a copy to:	Weil, Gotshal & Manges LLP
100 Federal St., 34th Floor
Boston, Massachusetts 02110
Attention: Kevin J. Sullivan
Email: kevin.sullivan@weil.com
Fax: (617) 772-8333

14.          Acceptance. Receipt of this Warrant by the Purchaser shall constitute acceptance of and agreement to all of the terms and conditions contained in this Warrant and the Purchase Agreement.

15.          Governing Law. This Warrant, and all disputes and controversies arising with respect hereto (whether at law, in equity, in contract, in tort or otherwise), shall be governed by the internal Law of the State of Delaware, including without limitation Delaware laws relating to applicable statutes of limitation and burdens of proof.

16.          Submission to Jurisdiction; Waiver of Jury Trial.

(a)          The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Warrant, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Warrant except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Warrant or the subject matter hereof may not be enforced in or by such court.

(b)          EACH OF THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS WARRANT.

17.          Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

18.          Entire Agreement. This Warrant and the other Transaction Agreements constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations, and statements with respect to the subject matter hereof, whether written or oral.

19.          Cumulative Remedies; Specific Enforcement. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise. In addition to being entitled to exercise its rights granted by law, including recovery of damages, the Purchaser shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.

20.          Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.

21.          Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

22.          No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Signature page follows.

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

TOPGOLF INTERNATIONAL, INC.

By:	/s/ William Davenport
Name:	William Davenport
Title:	Chief Financial Officer

Accepted and agreed,

PEP TG INVESTMENTS LP

By:
Name:
Title:

[SIGNATURE PAGE TO SERIES E WARRANT]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

TOPGOLF INTERNATIONAL, INC.

By:	/s/ William Davenport
Name:	William Davenport
Title:	Chief Financial Officer

Accepted and agreed,

PEP TG INVESTMENTS LP

By:	/s/ Scott Marimow
Name:	Scott Marimow
Title:	Managing Director

[SIGNATURE PAGE TO SERIES E WARRANT]

NOTICE OF EXERCISE

TO: TOPGOLF INTERNATIONAL, INC.

(1) The undersigned hereby elects to (check one box only):

☐  purchase_____________Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the Exercise Price in full for such shares.

☐  purchase the number of Shares of the Company by cashless exercise pursuant to the terms of the Warrant as shall be issuable upon cashless exercise of the portion of the Warrant relating to_____________Shares.

(2) This Notice of Exercise is conditioned upon the occurrence of the IPO or Deemed Liquidation Event pursuant to Section 7 of the Warrant:

☐ (check box if this is a conditional exercise pursuant to Section 7 of the Warrant)

(3) Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

Name	Address

(4) The undersigned understands and represents that (i) it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Act; (ii) it is acquiring the Shares for its own account, own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that it has no present intention of selling, granting any participation in, or otherwise distributing the same. The undersigned further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares; (iii) the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein. The undersigned further understands that the Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, it must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The undersigned acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which they may be converted, for resale except as set forth in the Investors’ Rights Agreement. The undersigned further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the undersigned’s control, and which the Company is under no obligation and may not be able to satisfy; and (iv) the Shares will be notated with the legends described in the Warrant

PEP TG INVESTMENTS LP

(Date)	(Signature)

(Print Name)